Filed pursuant to Rule 424(b)(3)
Registrant No. 333-130133
PROSPECTUS
MIDWAY GAMES INC.
219,792 Shares of
Common Stock, par value $.01

          The persons offering shares of our common stock by means of this prospectus, and the maximum number of shares that they may offer, are identified under the heading “Selling Stockholders” on pages 3 and 4 of this prospectus. The selling stockholders acquired the shares of our common stock covered by this prospectus in connection with our acquisition of Inevitable Entertainment Inc., a software development company.
          Our principal executive office is located at 2704 West Roscoe Street, Chicago, IL 60618, and our telephone number at that location is (773) 961-2222. Our common stock is listed on the New York Stock Exchange under the symbol “MWY.” On April 3, 2006, the last reported sale price of our common stock on the NYSE was $9.31 per share.
          The selling stockholders may offer the shares covered by this prospectus through public or private transactions, at prevailing market prices, at privately negotiated prices or by any other lawful method. The selling stockholders may sell these shares at any time, but they are not required to sell any shares. More detailed information about the distribution of the shares is found in the section of this prospectus entitled “Plan of Distribution.”

Investing in our common stock involves risks.
See “Risk Factors” on page 2.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 5, 2006.

About this Prospectus
          You should carefully read this prospectus before purchasing our common stock, including the information under the heading “Risk Factors.” You should also carefully read the documents that are identified under the heading “Documents Incorporated by Reference” near the end of this prospectus.
Risk Factors
          An investment in our securities involves significant risks. You should carefully consider the risks discussed under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus. Those risks are the material risks of which we are currently aware. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business operations. The occurrence of any of the risks could significantly harm our business, results of operations or financial condition. In that case, you may lose all or part of your investment.
Forward-Looking Statements
          This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of the federal securities laws. These statements describe our plans, strategies and goals and our beliefs concerning future business conditions and our business outlook based on currently available information. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “could,” “should,” “expect,” “anticipate,” “seek,” “believe,” “plan,” “strategy,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently. Our actual results could differ materially from those described in the forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to:
•	dependence on new product introductions and the ability to maintain the scheduling of such introductions;

•	the performance of the interactive entertainment industry;

•	the current home console transition and other technological changes; and

•	dependence on major platform manufacturers.
          You should consider carefully the discussion of risks and uncertainties incorporated by reference as described under the heading “Risk Factors” above and discussed in other sections of this prospectus, which describe additional factors that could cause our actual results to differ from the expectations expressed in the forward-looking statements. We make no commitment to update the forward-looking statements included in this prospectus, except as required by law.
Use of Proceeds
          We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders in this offering.

Price Range of Common Stock
          Our common stock is traded publicly on the NYSE under the symbol “MWY.” The following table shows the high and low closing sale prices of our common stock for the periods indicated as reported on the NYSE:

Calendar Period	High	Low

2004
First Quarter	$7.38	$3.65
Second Quarter	12.85	7.25
Third Quarter	12.53	9.45
Fourth Quarter	11.63	9.23

2005
First Quarter	$10.66	$8.69
Second Quarter	11.11	8.19
Third Quarter	16.51	11.19
Fourth Quarter	23.39	15.09

2006
First Quarter	$18.17	$9.22
          On April 3, 2006, there were approximately 1,000 holders of record of our common stock. On April 3, 2006, the last sale price reported on the NYSE for our common stock was $9.31 per share.
Dividend Policy
          No cash dividends with respect to our common stock have been declared or paid during fiscal 2006 or were declared or paid during fiscal 2005 or fiscal 2004. In addition, under our credit facility we are prohibited from paying cash dividends on our common stock. We plan to retain any earnings to fund the operation of our business.
Selling Stockholders
          This prospectus covers an aggregate of 219,792 shares of our common stock which may be offered for resale from time to time by the persons named below. We have agreed to pay the expenses of the registration of the resale of these shares.
          On October 5, 2004, we issued 218,421 shares to eight persons as consideration for their shares of Inevitable Entertainment Inc., which we acquired on that date. These stockholders agreed not to sell or otherwise transfer 68,267 of their shares until after March 5, 2005, 34,133 of their shares until after each of September 5, 2005 and September 5, 2006, and 34,133 of their shares until after September 5, 2007. Each stock certificate held by the selling stockholders contains a legend identifying when the restrictions on the sale of the shares lapse. This prospectus covers all of the foregoing shares that are still held by these selling stockholders.
          In addition, on October 5, 2004, we issued 152,824 shares of our common stock to 11 employees of Inevitable as retention incentives. These shares have restrictions on transfer that lapsed as to 40% of these shares on March 5, 2005 and as to an additional 20% of these shares on September 5, 2005, and that will lapse as to an additional 20% of these shares on each of September 5, 2006 and September 5, 2007. The restrictions lapse immediately if we terminate an employee’s services without cause, if the employee terminates his services with us for good reason or upon a change of control. If the employee’s services with us are terminated for any other reason, the employee will forfeit any shares that are still subject to the restrictions. This prospectus covers all of these shares still held by selling stockholders.
          Prior to the acquisition, Inevitable provided videogame development services to us. Since the acquisition, Inevitable has been renamed Midway Studios-Austin Inc. and continues to develop videogames for us as one of our development studios. The following selling stockholders were directors and officers of Inevitable prior to the acquisition, and Mr. Lum continues to be our employee: Russell L. Byrd, Craig J. Galley and Cyrus L. Lum.
          Except as described above or in the table below, the selling stockholders have not had any material relationships with us in the past three years.
          Each of the selling stockholders has advised us that he or she is not a registered broker-dealer and that he or she is not an affiliate of any registered broker-dealer.
          The table below identifies the selling stockholders and other information regarding the beneficial ownership of our common stock by each of the selling stockholders. The second column lists the number of shares of our common stock beneficially owned by each selling stockholder prior to this offering.
          The third column lists the number of shares of common stock that may be offered by each selling stockholder through this prospectus. The fourth and fifth columns assume the sale of all of the shares offered by each selling stockholder in this offering. The selling stockholders are not required to sell any of their shares included in this prospectus. We do not know whether any selling stockholder will sell any or all of his or her shares of common stock under this prospectus.

			Number of Shares
	Amount and Nature of		of Common Stock	Shares		Percent of Class
	Beneficial Ownership		Offered	Beneficially Owned		Beneficially Owned
Name of each selling stockholder	Prior to Offering (1)		by this Prospectus	After Offering		After Offering

Russell L. Byrd (2)	100,113		100,113	0		0%
Craig J. Galley (2)	42,694		42,694	0		0%
Cyrus L. Lum (2)	44,299		44,299	0		0%
Marten Davies (3)	3,514		3,514	0		0%
Jaime R. Grieves (3)	141		141	0		0%
Brad Marques (3)	294		294	0		0%
Arthur Rogers (3)	83		83	0		0%
Art Wong (3)	12		12	0		0%
Daryl Allison (4)	3,440		3,440	0		0%
Stephen Broumley (4)	3,120		3,120	140	(6)	*
Peter Franco (4)	5,922	(5)	5,082	840	(6)	*
Matt Green (4)	2,064		2,064	0		0%
Aaron Smischney (4)	5,508	(5)	5,441	22	(6)	*
James Stiefelmaier (4)	5,194	(5)	5,082	112	(6)	*
D. Michael Traub (4)	5,253	(5)	4,413	0		0%

*	Less than 1%

(1)	Represents for each selling stockholder less than 1% of our outstanding shares of common stock based on 91,351,225 shares of common stock outstanding as of April 3, 2006.

(2)	These persons received their shares of our common stock as consideration for the purchase of their Inevitable shares and as retention incentives to remain employed by Midway Studios-Austin after the acquisition. These persons were also employees of Inevitable at the time of the acquisition, and Mr. Lum remains employed by Midway Studios-Austin.

(3)	These persons received their shares of our common stock as consideration for the purchase of their Inevitable shares. These persons were not employees of Inevitable at the time of our acquisition of Inevitable and are not currently employees of Midway Studios-Austin.

(4)	These persons were employees of Inevitable at the time of the acquisition and received their shares of our common stock as retention incentives to remain employed by Midway Studios-Austin after the acquisition and, except for Mr. Traub, remain employed by us.

(5)	Includes shares underlying options to purchase shares of our common stock in the amount shown in the column entitled “Shares Beneficially Owned After Offering” and assumes all options are fully vested.

(6)	Represents shares underlying options to purchase shares of our common stock and assumes all options are fully vested.
Plan of Distribution
          The shares of common stock to be sold in this offering are listed for trading on the NYSE. The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.
          The selling stockholders may sell all or a portion of the common stock beneficially owned by them and offered through this prospectus directly or through one or more broker-dealers or agents. If the common stock is sold through broker-dealers or agents, the selling stockholder will be responsible for any commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, at negotiated prices or in a combination of any of these methods of sale or by any other method permitted under applicable law.
          The selling stockholders, or their successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of shares of common stock, may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts allowed to the broker-dealer may be deemed to be underwriting discounts or commissions under the Securities Act. Under the securities laws of some states, the shares of common stock may be sold in those states only through registered or licensed brokers or dealers.
          The selling stockholders have advised us that they have acquired their shares of common stock offered through this prospectus for investment and not for sale or distribution, except pursuant to a registration statement or an applicable exemption from registration under the Securities Act. Each of the selling stockholders has also advised us that he or she is not a registered broker-dealer and is not an affiliate of a registered broker-dealer. We do not know whether any selling stockholder will sell any or all of his or her shares of common stock under this prospectus.
          We will pay all expenses of the registration of the shares of common stock being offered under this prospectus, including SEC filing fees. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We expect that our expenses for this offering, including primarily filing fees and legal expenses, will be approximately $20,000.
          We will indemnify each selling stockholder who received his or her shares of our common stock as consideration for his or her shares in the acquisition against liabilities, including some liabilities under the Securities Act and the Securities Exchange Act of 1934, in accordance with the agreement governing the acquisition. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders for use in this prospectus.

          Each share of common stock is sold together with stock purchase rights under our Third Amended and Restated Rights Agreement with the Bank of New York, as rights agent. These rights are described in a registration statement on Form 8-A/A, Amendment No. 4 (File No. 001-12367), which we filed with the SEC on October 16, 2003. See “Documents Incorporated by Reference” below.
Legal Matters
          The validity of the issuance of the shares offered by this prospectus will be passed upon by our counsel, Blank Rome LLP, New York, New York. As of April 3, 2006, partners of Blank Rome LLP held options to purchase 25,000 shares of our common stock.
Experts
          Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
Where You Can Find More Information
          We have filed a registration statement on Form S-3 with the SEC in connection with this offering (File No. 333-130133). In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the requirements of the Securities Exchange Act of 1934. We make our reports available free of charge through our corporate website at www.midway.com as soon as reasonably practicable after we file each report with the SEC. Our filings with the SEC are also available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F. St., N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also read copies of reports, proxy statements and other documents at the offices of the NYSE, 20 Broad Street, New York, NY 10005.
          This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.
Documents Incorporated by Reference
          The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information that is incorporated by reference is an important part of this prospectus. Information we later file with the SEC prior to the completion of the offering will automatically modify, update or supersede information in this prospectus, in a supplement to this prospectus or in a document incorporated or deemed to be incorporated by reference herein. Any statement so modified, updated or superseded shall not be deemed, except as so modified, updated or superseded, to constitute a part of this prospectus.
          We incorporate by reference into this prospectus the following documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2005; and

•	the description of our common stock and accompanying rights contained in our registration statement on Form 8-A/A, Amendment No. 4 (File No. 001-12367) filed on October 16, 2003.
          We also incorporate by reference into this prospectus all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and prior to the completion of this offering. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC.
          We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference in this prospectus. You may request copies of this information in writing or orally, and we will provide it at no cost. You may contact us at:
Midway Games Inc.
2704 West Roscoe Street
Chicago, IL 60618
Attention: Investor Relations
Telephone: (773) 961-2222

          You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date of the prospectus only. Our business, results of operations, financial condition and prospects may change after that date.